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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G



                   UNDER THE SECURITIES EXCHANGE ACT OF 1934


                            U.S. Interactive, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                    Common Stock, $0.001 par value per share
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                  90334M 10 9
                        ------------------------------
                                (CUSIP Number)

                                August 10, 1999
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


               Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)

     [_] Rule 13d-1(c)

     [X] Rule 13d-1(d)


               *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

               The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

  CUSIP NO. 90334M 10 9



------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Technology Leaders II L.P. 23-2787137

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,184,175
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,184,175
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,184,175
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      5.76%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12

      PN
------------------------------------------------------------------------------

  CUSIP NO. 90334M 10 9



------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Technology Leaders II Offshore C.V.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Netherlands Antilles limited partnership

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,184,175
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,184,175
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,184,175
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      5.76%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12

      PN
------------------------------------------------------------------------------

  CUSIP NO. 90334M 10 9



------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      TL Ventures Third Corp. (Offshore)

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      British Virgin Islands corporation

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,184,175
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,184,175
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,184,175
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      5.76%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12

      CO
------------------------------------------------------------------------------

  CUSIP NO. 90334M 10 9



------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Technology Leaders II Management L.P. 23-2787138

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,184,175
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,184,175
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,184,175
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      5.76%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12

      PN
------------------------------------------------------------------------------

Item 1.

     (a) Name of Issuer:

         U.S. Interactive, Inc.

     (b) Address of Issuer's Principal Executive Offices:

         2012 Renaissance Boulevard
         King of Prussia, Pennsylvania 19406

Item 2.

     (a) Name of Person Filing:

         (1) Technology Leaders II L.P.
         (2) Technology Leaders II OffShore C. V.
         (3) TL Ventures Third Corp.
         (4) Technology Leaders II Management L.P.

     (b) Address of Principal Business Offices:

         (1)(4)     700 The Safeguard Building
                    435 Devon Park Drive
                    Wayne, PA 19087-1990

         (2)        c/o ABN Trustcompany (Curacao) N.V.
                    P.O. Box 224
                    15 Pietermaai
                    Curacao, Netherland Antilles

         (3)        P.O. Box 3151
                    Road Town
                    Tortola, British Virgin Islands

     (c) Citizenship:

         (1) Delaware limited partnership
         (2) Netherland Antilles limited partnership
         (3) British Virgin Islands corporation
         (4) Delaware limited partnership

     (d) Title of Class of Securities

         Common Stock, $0.001 par value per share

     (e) CUSIP Number

         90334M 10 9

Item 3. If this statement is filed pursuant to (S)(S)240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

     (a) [_]  Broker or dealer registered under section 15 of the Act (15 U.S.C.
              70o)

     (b) [_]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c)

     (c) [_] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c)

     (d) [_] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8)

    (e) [_]  An investment adviser in accordance with (S)240.13d-1(b)(1)(ii)(E)

    (f) [_]  An employee benefit plan or endowment fund in accordance with
             (S)240.13d-1(b)(1)(ii)(F)

    (g) [_]  A parent holding company or control person in accordance with
             (S)240.13d-1(b)(1)(ii)(G)

    (h) [_] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813)

    (i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)

    (j) [_]  Group, in accordance with (S)240.13d-1(b)(1)(ii)(J)

Item 4. Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

    (a) Amount beneficially owned: 1,184,175

    (b) Percent of class:  5.76%


    (c) Number of shares as to which the person has:

        (i)   Sole power to vote or to direct the vote: -0-

        (ii)  Shared power to vote or to direct the vote: 1,184,175

        (iii) Sole power to dispose or to direct the disposition of:  -0-

        (iv)  Shared power to dispose or to direct the disposition of: 1,184,175

          Technology Leaders II Management L.P. is the sole general partner of Technology Leaders II L.P. ("TL II") and a co-general partner of Technology Leaders II Offshore C.V. ("TLO II"). TL II and TLO II are venture capital funds which are required by their governing documents to make all investment, voting and disposition actions in tandem. Technology Leaders Management II L.P. has sole authority and responsibility for all investment, voting and disposition decisions for TL II and TLO II, which powers are exercised through its seven person executive committee, by whose decisions the general partners have agreed to be bound. TL Ventures Third Corp, which is wholly owned by TLO II, owns 430,789 shares, TL II owns 659,941 shares and TLO II owns 93,445 shares.

Item 5.  Ownership of Five Percent or Less of a Class

         not applicable

Item 6.  Ownership of More than Five Percent on Behalf of Another Person not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

         not applicable

Item 8.  Identification and Classification of Members of the Group

          Technology Leaders II L.P., Technology Leaders II Offshore C.V., TL Ventures Third Corp. and Technology Leaders II Management L.P. are members of a group for purposes of Sections 13 (d) and 13 (g) of the Securities Exchange Act of 1934.

Item 9.  Notice of Dissolution of Group

         not applicable

Item 10. Certification

       By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of, and do not have the effect of, changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                   SIGNATURE


               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: February 10, 2000           TECHNOLOGY LEADERS II L.P.
                                   By: Technology Leaders II Management, L.P,
                                          general partner
                                   By: Technology Leaders Management, Inc.,
                                          general partner

                                   By:   /s/ Pamela A. Strisofsky
                                      -----------------------------------
                                   Name: Pamela A. Strisofsky
                                   Title: Controller


                                   TECHNOLOGY LEADERS II OFFSHORE C.V.
                                   By: Technology Leaders II Management, L.P.,
                                          general partner
                                   By: Technology Leaders Management, Inc.,
                                          general partner

                                   By:   /s/ Pamela A. Strisofsky
                                      -----------------------------------
                                   Name: Pamela A. Strisofsky
                                   Title: Controller


                                   TL VENTURES THIRD CORP.


                                   By:   /s/ Pamela A. Strisofsky
                                      -----------------------------------
                                   Name: Pamela A. Strisofsky
                                   Title: Controller


                                   TECHNOLOGY LEADERS II MANAGEMENT, L.P.
                                   By: Technology Leaders Management, Inc.,
                                          general partner

                                   By:   /s/ Pamela A. Strisofsky
                                      -----------------------------------
                                   Name: Pamela A. Strisofsky
                                   Title: Controller